Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of EnPro Industries, Inc. common stock under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, of our report dated January 31, 2003 with respect to the consolidated financial statements and financial statement schedule of EnPro Industries, Inc., included in the Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 7, 2003